						Exhibit 99.1
Return on Invested Capital ("ROIC") and Economic Return Calculations GAAP to non-GAAP reconciliation (dollars in thousands):

	Six Months Ended		Three Months Ended		Six Months Ended
	Mar 30,		Dec 30,		Apr 1,
	2024		2023		2023
Operating income, as reported		$74,628		$45,158		$114,283
Restructuring and impairment charges	+	11,038	+	—	+	—
Adjusted operating income		85,666		45,158		114,283
	x	2	x	4	x	2

Adjusted annualized operating income		$171,332		$180,632		$228,566
Adjusted effective tax rate	x	15%	x	16%	x	15%
Tax impact		$25,700		$28,901		$34,285
Adjusted operating income (tax-effected)		$145,632		$151,731		$194,281

Average invested capital		$1,478,062		$1,479,647		$1,406,359

ROIC		9.9%		10.3%		13.8%
WACC		8.2%		8.2%		9.0%
Economic Return		1.7%		2.1%		4.8%

	March 30,	December 30,	September 30,	July 1,	April 1,	December 31,	October 1,
	2024	2023	2023	2023	2023	2022	2022
Equity	$1,259,762	$1,266,755	$1,214,382	$1,184,362	$1,182,382	$1,150,259	$1,095,731
Plus:
Debt and finance lease obligations - current	245,964	251,119	240,205	304,781	294,011	329,076	273,971
Operating lease obligations - current (1)	8,281	9,172	8,363	8,772	8,358	8,878	7,948
Debt and finance lease obligations - long-term	192,025	192,118	190,853	187,468	188,730	187,272	187,776
Operating lease obligations - long-term	33,915	35,989	38,552	40,515	31,257	32,149	33,628
Less:
Cash and cash equivalents	(265,053)	(231,982)	(256,233)	(252,965)	(269,664)	(247,880)	(274,805)
	$1,474,894	$1,523,171	$1,436,122	$1,472,933	$1,435,074	$1,459,754	$1,324,249

(1)	Included in other accrued liabilities on the Condensed Consolidated Balance Sheets.